EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No's. 333-61476, 333-97209, 333-129002, and 333-143519 on Form S-8, Post-Effective
Amendment No. 1 to Registration Statement No. 333-107667 on Form S-3, and Registration Statement No. 333-142400 on Form S-3 of our reports dated February 26, 2008, relating to the consolidated financial statements and consolidated financial statement schedule of Greatbatch, Inc. and subsidiaries (the "Company") (which report expressed an unqualified opinion and included an explanatory paragraph related to the Company's adoption of Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment) and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 28, 2007.


/s/ Deloitte & Touche LLP

Buffalo, New York
February 26, 2008